Exhibit 12.1

		For the Six months ended June 30,		For the year ended December 31,								For the period September 1, 2011 (inception) to December 31,
(in thousands)		2016		2015		2014		2013		2012		2011
Earnings
Add:	(a) Pre-tax income	$14,116		$36,213		$23,353		$13,941		$860		$(163)
	(b) Fixed charges	17,601		38,116		34,616		15,329		2,558		39
	(c) Amortization of capitalized interest	—		—		—		—		—		—
	(d) Distributed income from equity investees	—		—		—		—		—		—
	(e) Pre-tax losses of equity investees	—		—		—		—		—		—

Subtract:	(a) Interest capitalized	—		—		—		—		—		—
	(b) Preference dividend from subs	—		—		—		—		—		—
	(c) Income of subs	—		—		—		—		—		—

	Total	$31,717		$74,329		$57,969		$29,270		$3,418		$(124)

Fixed Charges
	(a) Interest expensed	$14,451		$28,557		$24,900		$12,027		$1,816		$—
	(a) Interest capitalized	—		—		—		—		—		—
	(b) Amortized premiums	—		—		—		—		—		—
	(b) Discounts and capitalized expenses	3,150		9,559		9,716		3,302		742		39
	(C) Interest within rental expense	—		—		—		—		—		—
	(d) Dividend of subs	—		—		—		—		—		—

	Total	$17,601		$38,116		$34,616		$15,329		$2,558		$39

Ratio of Earnings to Fixed Charges		1.80	x	1.95	x	1.67	x	1.91	x	1.34	x	(3.17	)x

		For the Six months ended June 30,		For the year ended December 31,								For the period September 1, 2011 (inception) to December 31,
(in thousands)		2016		2015		2014		2013		2012		2011
Earnings
Add:	(a) Pre-tax income	$14,116		$36,213		$23,353		$13,941		$860		$(163)
	(b) Fixed charges	17,601		38,116		34,616		15,329		2,558		39
	(c) Amortization of capitalized interest	—		—		—		—		—		—
	(d) Distributed income from equity investees	—		—		—		—		—		—
	(e) Pre-tax losses of equity investees	—		—		—		—		—		—

Subtract:	(a) Interest capitalized	—		—		—		—		—		—
	(b) Preference dividend from subs	—		—		—		—		(674)		—
	(c) Income of subs	—		—		—		—		—		—

	Total	$31,717		$74,329		$57,969		$29,270		$2,744		$(124)

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends		1.80	x	1.95	x	1.67	x	1.91	x	1.07	x	(3.17	)x